RIGHT OF FIRST REFUSAL AND
CORPORATE OPPORTUNITIES AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND CORPORATE OPPORTUNITIES AGREEMENT (this “Agreement”) is made as of September 5, 2008 by and between Oceanaut, Inc., a Marshall Islands corporation (the “Company”), and Excel Maritime Carriers Ltd., a Liberian Corporation (“Excel”).

RECITALS

A. Excel is a significant shareholder in the Company.

B. The Company and Excel share certain officers and directors.

C. The parties have entered into that certain Right of First Refusal and Corporate Opportunities Agreement, dated March 1, 2006, regarding the clarification of corporate opportunities between the parties in the shipping industry (the “Prior Agreement”), which Prior Agreement shall continue in full force and effect until the earlier of (i) the consummation by the Company of a business combination (“Business Combination”) and (ii) the Company’s liquidation, each in the circumstances and in the manner described in the Company’s prospectus relating to the initial public offering of its securities.

D. The Company has entered into definitive agreements for the purchase of certain dry bulk carriers, the consummation of which shall be a Business Combination.

E. Because each of the Company and Excel will be seeking business opportunities in the dry bulk sector of the shipping industry after the consummation of the Company’s Business Combination, the parties have made this Agreement to clarify the business opportunities for which the Company shall have the right of first refusal after such time.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Right of First Refusal.  For the term specified in Section 4 and subject to the terms of Section 2 of this Agreement, Excel hereby grants to the Company a right of first refusal to any opportunities for (a) the acquisition, operation, and chartering-in of any dry bulk carrier that is subject to a Qualifying Contract and (b) the sale or other disposition of any dry bulk carrier owned or chartered-in by Excel and that is subject to a Qualifying Contract (“Corporate Opportunity”). A “Qualifying Contract” means a time or bareboat charter-out having a remaining duration, excluding any extension options, of at least four years. Nothing herein shall require Excel to offer a right of first refusal merely because it enters into, renews or extends a Qualifying Contract with respect to any vessel already owned or chartered in by Excel at the time the Qualifying Contract is entered into. For purposes of this Section, “Excel” shall include Excel’s subsidiaries.

2.  Permitted Exceptions.  Notwithstanding any provision of Section 1 to the contrary, Excel may engage in the following activities under any of the following circumstances:

(a) acquire or own any dry bulk carrier that is not subject to a Qualifying Contract;

(b) acquire a dry bulk carrier that is subject to a Qualifying Contract (such a dry bulk carrier subject to a Qualifying Contract, a “Dry Bulk Carrier Asset”) if Excel promptly offers to sell to Oceanaut such Dry Bulk Carrier Asset for fair market value, plus any applicable costs incurred by Excel (such as taxes, flag administration, financing, legal and other similar costs) in consummating such transaction, in accordance with the procedures set forth in Section 3;

(c) own, operate, acquire or dispose of a Dry Bulk Carrier Asset that is owned, operated, acquired or disposed of as part of Excel’s joint ventures with parties other than Oceanaut;

(d) acquire one or more Dry Bulk Carrier Assets as part of the acquisition of a controlling interest in a business or package of assets and own and operate or charter those vessels, provided, however, that:

(i) if less than a majority of the value of the total assets or business acquired is attributable to one or more Dry Bulk Carrier Assets, as determined in good faith by Excel, Excel must offer to sell such Dry bulk Carrier Assets to Oceanaut at such Dry Bulk Carrier Assets’ fair market value, plus any applicable Break-up Costs, in accordance with the procedures set forth in Section 3. “Break Up Costs” means the aggregate amount of any and all additional taxes, flag administration, financing, legal and other similar costs to Excel that would be required to transfer to Oceanaut any Dry Bulk Carrier Asset acquired by Excel as part of a larger transaction; or

(ii) if a majority or more of the value of the total assets or business acquired is attributable to one or more Dry Bulk Carrier Assets, as determined in good faith by Excel, Excel shall notify Oceanaut in writing of the proposed acquisition. Oceanaut shall, not later than the 10th Business Day following receipt of such notice, notify Excel if it wishes to acquire any of the Dry Bulk Carrier Assets forming part of the business or package of assets. If Oceanaut does not notify Excel of its intent to pursue the acquisition within ten (10) Business Days, Excel may proceed with the acquisition as provided in subsection (i) above;

(e) own, operate or charter any Dry Bulk Carrier Asset that is subject to an offer to purchase by Oceanaut as described in Section 2(b) pending the applicable offer of any such Dry Bulk Carrier Asset to Oceanaut and Oceanaut’s determination pursuant to Section 3 whether to purchase the Dry Bulk Carrier Asset and, if Oceanaut elects to purchase any such Dry Bulk Carrier Asset, pending the closing of such purchase;

(f) acquire a non-controlling interest in any company, business or pool of assets that include one or more Dry Bulk Carrier Assets;

(g) acquire or own a Dry Bulk Carrier Asset if Oceanaut does not fulfill its obligations under any written agreement between Excel and Oceanaut requiring Excel to purchase such Dry Bulk Carrier Asset;

(h) provide ship management services relating to any vessel whatsoever, including, without limitation, Dry Bulk Carriers Assets; or

(i) acquire, operate or charter one or more Dry Bulk Carrier Assets if Oceanaut has previously advised Excel that it consents to such acquisition, operation or charter.

3.  Corporate Opportunity Procedures.

(a) In the event that Excel or any of Excel’s Affiliates become aware of a Corporate Opportunity, Excel shall provide written notice of such Corporate Opportunity to the Company (the “Offer Notice”) within three (3) Business Days of its identification of the Corporate Opportunity. The Offer Notice shall contain all of the material terms of such Corporate Opportunity. “Business Day” means any day except Saturday, Sunday, and any day which shall be a legal holiday or a day on which banking institutions in Athens, Greece, are authorized or required by law or other governmental action to close. “Affiliate” means, with respect to Excel, any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Excel. As used in this Section 2(a), “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise.

(b) The Company, within fifteen (15) Business Days of its receipt of the Offer Notice (the “Response Period”), shall provide written notice to Excel of its decision on whether it will pursue the Corporate Opportunity that is the subject of such Offer Notice (“Reply Notice”). If the Company indicates in such Reply Notice that it has decided to pursue such Corporate Opportunity, then Excel shall relinquish all rights with respect to such Corporate Opportunity, such relinquishment including nominating the Company as the counterparty to the Corporate Opportunity in the place of Excel, whether or not the Company successfully secures such Corporate Opportunity. If, however, the Company (i) indicates in such Reply Notice that it will not pursue such Corporate Opportunity, or (ii) fails to provide a Reply Notice within the Response Period, then Excel shall be forever free to pursue such Corporate Opportunity. Nothing herein shall preclude Excel from consummating an acquisition of one or more Dry

Bulk Carrier Assets prior to the receipt of a Reply Notice or the end of the Response Period, provided it complies with Section 2(b) thereafter.

(c) Decisions by the Company to release Excel to pursue any Corporate Opportunity shall be made by a majority of the Company’s independent directors who are not affiliated with Excel.

(d) Excel shall have no obligation to provide financial or other assistance in connection with the Company’s pursuit of any Corporate Opportunity.

4.  Term.  This Agreement shall become effective on its execution and shall remain in effect for a period of five years from the date hereof, provided, further, this Agreement shall automatically renew for successive two-year periods if neither party gives written notice of termination to the other at least 30 days prior to the then next scheduled termination date.

5.  Notices.  All notices or communications hereunder shall be addressed as follows:

To the Company:

Oceanaut, Inc.
17th Km National Road Athens-Lamia & Finikos Street
145 64 Nea Kifisia
Athens, Greece
Telephone: +30-210-620-9520
Facsimile: +30-210-620-9528
Attention: Chief Executive Officer

with copies to:

Mintz Levin Cohn Ferris Glovsky & Popeo, P.C.
666 Third Avenue
New York, New York 10017
Telephone: +1-212-935-3000
Facsimile: +1-212-983-3115
Attention: Kenneth R. Koch, Esq.

If to Excel:

Excel Maritime Carriers Limited
17th Km National Road Athens-Lamia & Finikos Street
145 64 Nea Kifisia
Athens, Greece
Telephone: +30-210-620-9520
Facsimile: +30-210-620-9528
Attention: Chief Executive Officer

Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement shall be (i) in writing; (ii) provided by personal delivery, facsimile, or internationally recognized courier only; and (iii) effective and deemed given to such party under this Agreement on the earliest of the following: (1) the date of personal delivery; (2) one Business Day after transmission by facsimile, with confirmation of transmission; and (3) one Business Day after deposit with a return receipt, internationally recognized express courier.

6.  Scope of Prohibition.  Except as otherwise provided in this Agreement, each party and its Affiliates shall be free to engage in any business activity whatsoever, including those that may be in direct competition with such other party.

7.  Entire Agreement.  This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding concerning the subject matter hereof between the Company and Excel; provided, however, that the Prior Agreement shall be in full force and effect until the consummation of a Business Combination by the Company.

8.  Severability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

9.  Assignment.  Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by either party hereto.

10.  Amendment.  This Agreement may only be amended by written agreement of the parties hereto.

11.  Survival.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 11 are in addition to the survivorship provisions of any other section of this Agreement.

12.  Governing Law and Jurisdiction.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York, without reference to its rules relating to conflicts of law. The undersigned hereby agrees that any action, proceeding or claim against the undersigned arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The undersigned hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

13.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which, taken together, shall be deemed one document.

14.  Mutual Waiver of Jury Trial.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

15. Waiver.  Each party acknowledges and permanently and irrevocably waives any and all claims against the other parties hereto in respect of any business opportunities not received by it pursuant to the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Corporate Opportunities Agreement as of the date first specified above.

OCEANAUT, INC.

By:	/s/ Eleftherios A. Papatrifon
Name:     Eleftherios A. Papatrifon

Title:	Chief Financial Officer

EXCEL MARITIME CARRIERS LTD.

By:	/s/ Stamatis Molaris
Name:     Stamatis Molaris

Title:	President and Chief Executive Officer